Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tennant Company:
We consent to the incorporation by reference in the registration statements (Nos. 333-219833, 333-160887, 333-84374, 333-84372, 033-62003) on Form S-8, No. 333-207747 on Form S-3 and No. 333-222468 on Form S-4 of Tennant Company of our report dated February 27, 2018, with respect to the consolidated balance sheets of Tennant Company and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, the related notes and the financial statement schedule as included in Item 15.A.2 (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10‑K of Tennant Company.
Our report dated February 27, 2018 on internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2017, IPC Group’s internal control over financial reporting associated with total assets of $509 million and total revenues of $174 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2017. Our audit of the internal control over financial reporting of Tennant Company also excluded an evaluation of the internal control over financial reporting of IPC Group.

/s/ KPMG LLP
Minneapolis, Minnesota
February 27, 2018